FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to

ANNUAL REPORT

of

PROVINCE OF NEW BRUNSWICK

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2006

SECURITIES REGISTERED*

As of close of fiscal year)

================================================================================

                             Amounts as to                 Names of

    Title of issue         which registration            Exchanges on

                               is effective             which registered

N/A                        N/A                          N/A

================================================================================

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

JOHN MCNAB

Deputy Consul General

Canadian Consulate General

1251 Avenue of the Americas

New York, N.Y. 10020

Copies to:

      CHRISTOPHER J. CUMMINGS                                JOHN DICAIRE

      Shearman & Sterling LLP                          Assistant Deputy Minister

         Commerce Court West                                Treasury Division

      199 Bay Street Suite 4405                        Province of New Brunswick

     Toronto, ON Canada M5L 1E8                             P. O. Box 6000

                                                      Fredericton, New Brunswick

                                                            Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.

     This amendment to the annual report of the Province of New Brunswick on

Form 18-K/A for the year ended March 31, 2006 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibit:

     Exhibit (i):  The Annual Report for the NB Power Group for the period ended March 31, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton,

Canada on the 18th day of December 2006.

                                      PROVINCE OF NEW BRUNSWICK

                                      By  /s/ Leonard Lee-White

                                        --------------------------

                                        Name:  Leonard Lee-White

                                        Title: Managing Director Debt Management

                                               Treasury Division

                                 EXHIBIT INDEX

         Exhibit (i):  The Annual Report for the NB Power Group for the period ended March 31, 2006.